McGRAW HILL FINANCIAL REPORTS 1st QUARTER RESULTS

The Company Will be Renamed McGraw Hill Financial,

Pending Approval at Tomorrow’s Annual Shareholders Meeting

New Ticker Symbol, MHFI, Will Begin Trading on May 14th

The Company Reaches Settlement in Abu Dhabi and King County Cases

McGraw Hill Financial Revenue Increased 14%

Diluted EPS from Continuing Operations Decreased 4% to $0.54

Adjusted Diluted EPS from Continuing Operations Increased 29% to $0.80

New York, NY, April 30, 2013 – The McGraw-Hill Companies (NYSE: MHP) today reported first quarter 2013 results. Because of the sale of McGraw-Hill Education, this business was classified as a discontinued operation beginning in 4Q 2012 and its results are excluded from continuing operations.

McGraw Hill Financial:

The Company reported first quarter 2013 revenue of $1,181 million, an increase of 14% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $153 million and $0.54, respectively.

Excluding the impact of one-time costs related to the separation of McGraw-Hill Education and legal settlements, adjusted net income from continuing operations increased 29% to $228 million, and adjusted diluted earnings per share from continuing operations increased 29% to $0.80.

“The Company is off to a strong start with the revenue and earnings growth we delivered in the first quarter,” said Harold McGraw III, chairman, president, and chief executive officer of McGraw Hill Financial. He continued, “McGraw Hill Financial is focused on providing clients with the essential intelligence they need to make better informed decisions. Our mission is to be the foremost provider of ratings, benchmarks, and analytics in the global capital and commodity markets. Our long-term growth prospects are excellent because of the outstanding people, culture and capabilities of this Company—and the powerful enduring trends in our markets.”

The Outlook: Adjusted earnings per share guidance remains unchanged at $3.10 to $3.20 for 2013.

Standard & Poor’s Ratings Services: Driven by strength in corporate issuance, and continued recovery in U.S. structured finance issuance, quarterly revenue increased 20% to $561 million compared to 1Q 2012. Operating profit increased 39% to $259 million, driving a 600-plus basis point improvement in operating profit margin to 46%.

Transaction revenue increased 36% to $264 million compared to the same period last year. While total corporate and structured finance issuance decreased 10% and 19%, respectively, and public finance only contributed issuance growth of 2%, the mix of issuance was favorable. Worldwide high-yield issuance increased 31% while investment-grade issuance decreased 16%. In addition, worldwide growth of commercial mortgage-backed securities (CMBS) and collateralized debt obligations (primarily collateralized loan obligations) increased substantially. This is promising as securitization is an encouraging indicator that capital is being deployed into the economy and creating growth, consumer demand and jobs.

During the quarter, non-transaction revenue increased 9% and represented 53% of Standard & Poor’s Ratings’ total revenue compared to 58% for the same period last year.

Domestic revenue increased 27%, outpacing a 14% increase in international revenue. Foreign exchange rates had a negligible impact on revenue. International revenue represented 44% of Standard & Poor’s Ratings’ total first quarter revenue.

S&P Capital IQ: Revenue increased 5% to $288 million in the first quarter of 2013. Excluding recent acquisitions and the closure of several regional products, organic revenue grew 3%. Due to costs associated with recent acquisitions, the continued investment in the expansion of products as well as content and technology investments, operating profit decreased 9% to $56 million.

During the first quarter, S&P Capital IQ launched a new, consolidated real-time data feed to enable customers to receive low-latency data from exchanges around the world. It also launched Alpha Factor Library, which provides portfolio managers, quantitative analysts, and researchers with actionable trading ideas that can drive achievable alpha. Both of these new products were the result of the QuantHouse acquisition.

Two key products, S&P Capital IQ Desktop Solutions and RatingsXpress® led the organic revenue growth. With the successful integration of TheMarkets.com, the new combined number of S&P Capital IQ Desktop Solutions users increased 10% over the past year.

S&P Capital IQ’s international revenue increased 12% to $98 million in the first quarter and represented 34% of the segment’s total revenue.

S&P Dow Jones Indices: Revenue increased 45% to $115 million in the first quarter of 2013. Excluding the revenue associated with the Dow Jones Indexes, revenue increased 9% to $86 million. Quarterly operating profit increased 47% to $67 million. McGraw Hill Financial's share of the operating profit increased 7% to $49 million.

Assets under management in exchange-traded funds based on the S&P Dow Jones Indices exceeded one half trillion for the first time—reaching $525 billion. Excluding the Dow Jones Indexes, assets under management increased 26% to $450 billion. Trading volume of exchange-traded derivatives, excluding the Dow Jones Indexes, increased 18%.

Revenue growth was partially mitigated by declines in revenue from mutual funds and modest growth in the data subscription business.

Commodities & Commercial Markets: Revenue increased 1% to $236 million. Operating profit decreased by 2% to $62 million in the first quarter, compared to the same period last year.

Platts continued to demonstrate its unique product offering, delivering 10% revenue growth at Commodities to $130 million for the period. Petroleum and petrochemicals both delivered double-digit growth. Within petroleum, royalty revenue from global trading services grew more than 25%.

Commercial Markets’ revenue decreased 8% as J.D. Power and Associates experienced lower advertising license fees and lower proprietary engagements. In addition, Aviation Week had a difficult comparison without the biennial Singapore Air Show that took place in 1Q 2012.

DOJ Lawsuit:  On April 22nd the Company responded to the DOJ complaint with a motion to dismiss the entire complaint. The DOJ now has the opportunity to respond to our motion, and the arguments of both sides will be heard by the Judge later in 2013.  Additional information is available at www.standardandpoors.com/response.

State Attorneys General Actions:  The Company removed all of the State Attorneys General actions (except California) from state to federal court and asked the federal panel on multidistrict litigation (JPML) to transfer them before a single federal court for all pretrial proceedings.  Oral argument has been scheduled by the JPML to be held on May 30th. Seven State Attorneys General cases have been stayed pending the decision by the JPML on our motion for consolidation. The Company has filed motions asking courts in other states to do the same. In North Carolina, the federal court has denied the stay motion but has not remanded the case to state court. A federal court has granted the Connecticut State Attorney General’s remand motion.

Abu Dhabi and King County Cases:  In a case involving claims related to investments in the Cheyne Structured Investment Vehicle that was set to go to trial in federal court in New York on May 13th, the Company has settled the case.  In addition, the King County case involving claims relating to investments in the Rhinebridge Structured Investment Vehicle has been settled.  Both cases were settled without any admission of liability or wrongdoing. The terms of the settlement agreements are confidential except for the terms subject to disclosure requirements. The Company is reporting in its quarterly disclosure filing that it has settled these two cases for a total of approximately $77 million.

Unallocated Expense: Unallocated expense includes corporate functions, centrally managed costs, and, on a yearly run-rate basis, approximately $25 million of stranded costs. Adjusted unallocated expense decreased 2% to $45 million in the first quarter, largely driven by recent cost reduction efforts.

Non-GAAP Adjustments to Continuing Operations: During the first quarter, there were approximately $77 million of settlements, as noted above. In addition, there were $44 million of one-time charges related to the separation of McGraw-Hill Education, approximately one half of which were non-cash charges. Included in these charges are $21 million of professional fees. These pre-tax items are excluded from the adjusted results.

Share Repurchase: Immediately after receiving the proceeds from the sale of McGraw-Hill Education, the Company announced a $500 million accelerated share repurchase transaction on March 25. Upon completion of this program by July, the Company will have approximately 8 million shares remaining under the existing authorization from the Board of Directors.

Balance Sheet and Cash Flow: Cash and equivalents at the end of the first quarter were $1,905 million, up from $760 million at the end of 2012. Upon completion of final cash transfers related to the sale of McGraw-Hill Education, approximately one half of the first quarter balances will be outside the U.S. During the first quarter, the Company received pre-tax proceeds from the sale of McGraw-Hill Education of approximately $2.4 billion, paid down approximately $450 million of commercial paper and spent $500 million on the accelerated share repurchase program.

At the end of the quarter, free cash flow from continuing operations (see exhibit 7) was $(86) million, a decrease of $102 million from the same period in 2012. The decline was primarily driven by the timing of tax payments.

Discontinued Operations: With the sale of the McGraw-Hill Education business, the results were classified as a discontinued operation beginning in 4Q 2012. Net income from discontinued operations in the first quarter was $582 million. Net income includes a net gain on the sale of $612 million.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 7.

Conference Call/Webcast Details: The Company’s senior management will review the first quarter earnings results on a conference call scheduled for this morning, April 30, 2013, at 8:30 a.m. Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=4940393. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “3044525” and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until May 30, 2013. Domestic participants may call (800) 925-0424; international participants may call +1 (402) 998-0539 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

About The McGraw-Hill Companies: The McGraw-Hill Companies, to be renamed McGraw Hill Financial (subject to shareholder approval), is a leader in credit ratings, benchmarks, and analytics for the global capital and commodity markets. Leading brands include: Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL Ltd., J.D. Power and Associates, McGraw-Hill Construction and Aviation Week. The Company has approximately 17,000 employees in 27 countries. Additional information is available at www.mcgraw-hill.com

Investor Relations: http://www.mcgraw-hill.com/investor_relations

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Release issued: April 30, 2013

* * *

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip_merritt@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Three months ended March 31, 2013 and 2012

(dollars in millions, except per share data)

(unaudited)	2013	2012	% Change

Revenue	$1,181	$1,035	14%
Expenses	903	753	20%
Operating profit	278	282	(1)%
Interest expense, net	15	21	(27)%
Income from continuing operations before taxes on income	263	261	1%
Provision for taxes on income	89	98	(9)%
Income from continuing operations	174	163	7%
Loss from discontinued operations	(31)	(36)	(13)%
Gain on sale of discontinued operations	612	—	N/M
Discontinued operations, net of tax	581	(36)	N/M
Net income	755	127	N/M
Less: net income attributable to noncontrolling interests - continuing	(21)	(5)	N/M
Less: net loss attributable to noncontrolling interests - discontinued	1	1	(15)%
Net income attributable to The McGraw-Hill Companies, Inc.	$735	$123	N/M

Amounts attributable to The McGraw-Hill Companies, Inc. common shareholders:
Income from continuing operations	$153	$158	(3)%
Income (loss) from discontinued operations	582	(35)	N/M
Net income	$735	$123	N/M

Earnings per share attributable to The McGraw-Hill Companies, Inc. common shareholders:
Basic:
Income from continuing operations	$0.55	$0.57	(4)%
Income (loss) from discontinued operations	2.07	(0.13)	N/M
Net income	$2.62	$0.44	N/M
Diluted:
Income from continuing operations	$0.54	$0.56	(4)%
Income (loss) from discontinued operations	2.05	(0.13)	N/M
Net income	$2.59	$0.43	N/M

Average number of common shares outstanding:
Basic	280.5	278.0
Diluted	284.3	283.8

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

March 31, 2013 and December 31, 2012

(dollars in millions)

(unaudited)	March 31,	December 31,
	2013	2012

Assets:
Cash and equivalents	$1,905	$760
Other current assets	1,276	1,199
Assets held for sale (a)	—	1,940
Total current assets	3,181	3,899
Property and equipment, net	345	368
Goodwill and other intangible assets, net	2,483	2,519
Other non-current assets	261	266
Total assets	$6,270	$7,052

Liabilities and Equity:
Short-term debt	$—	$457
Unearned revenue	1,279	1,229
Other current liabilities	1,409	1,317
Liabilities held for sale (a)	—	664
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	891	936
Total liabilities	4,378	5,402
Redeemable noncontrolling interest	810	810
Total equity	1,082	840
Total liabilities and equity	$6,270	$7,052

(a)	Includes McGraw-Hill Education as of December 31, 2012.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Three months ended March 31, 2013 and 2012

(dollars in millions)

(unaudited)	2013	2012

Operating Activities:
Net income from continuing operations	$174	$163
Adjustments to reconcile income from operations to cash provided by operating activities from continuing operations:
Depreciation (including amortization of technology projects)	23	22
Amortization of intangibles	12	9
Stock-based compensation	21	17
Other	99	25
Net changes in operating assets and liabilities	(376)	(210)
Cash (used for) provided by operating activities from continuing operations	(47)	26

Investing Activities:
Capital expenditures	(22)	(10)
Acquisitions, net of cash acquired	—	(16)
Changes in short-term investments	—	5
Cash used for investing activities from continuing operations	(22)	(21)

Financing Activities:
Repayments of short-term debt, net	(457)	—
Dividends paid to shareholders	(79)	(74)
Dividends and other payments paid to noncontrolling interests	(17)	—
Repurchase of treasury shares	(500)	—
Exercise of stock options and other	82	117
Cash (used for) provided by financing activities from continuing operations	(971)	43
Effect of exchange rate changes on cash from continuing operations	(23)	6
Cash (used for) provided by continuing operations	(1,063)	54
Cash provided by (used for) discontinued operations	2,208	(83)
Net change in cash and equivalents	1,145	(29)
Cash and equivalents at beginning of period	760	835
Cash and equivalents at end of period	$1,905	$806

Exhibit 4

McGraw Hill Financial

Operating Results by Segment

Three months ended March 31, 2013 and 2012

(dollars in millions)

(unaudited)	Revenue

	2013	2012	% Change

S&P Ratings	$561	$466	20%
S&P Capital IQ	288	274	5%
S&P Dow Jones Indices	115	79	45%
Commodities & Commercial Markets	236	233	1%
Intersegment Elimination	(19)	(17)	(14)%
Total revenue	$1,181	$1,035	14%

	Segment Expenses

	2013	2012	% Change

S&P Ratings	$302	$280	8%
S&P Capital IQ	232	212	10%
S&P Dow Jones Indices	48	34	43%
Commodities & Commercial Markets	174	169	3%
Intersegment Elimination	(19)	(17)	(14)%
Total segment expenses	$737	$678	9%

	Operating Profit

	2013	2012	% Change

S&P Ratings	$259	$186	39%
S&P Capital IQ	56	62	(9)%
S&P Dow Jones Indices	67	45	47%
Commodities & Commercial Markets	62	64	(2)%
Total operating segments	444	357	24%
Unallocated expense	(166)	(75)	N/M
Total operating profit	$278	$282	(1)%

N/M - not meaningful

Exhibit 5

McGraw Hill Financial

Operating Results by Segment - Reported vs. Performance

Three months ended March 31, 2013 and 2012

(dollars in millions, except per share amounts)

(unaudited)	2013				2012				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance

S&P Ratings	$259	$—		$259	$186	$—		$186	39%	39%
S&P Capital IQ	56	—		56	62	—		62	(9)%	(9)%
S&P Dow Jones Indices	67	—		67	45	—		45	47%	47%
Commodities & Commercial Markets	62	—		62	64	—		64	(2)%	(2)%
Segment operating profit	444	—		444	357	—		357	24%	24%
Unallocated expense	(166)	121	a	(45)	(75)	29	b	(46)	N/M	(2)%
Operating profit	278	121		399	282	29		311	(1)%	28%
Interest expense, net	15	—		15	21	—		21	(27)%	(27)%
Income before taxes on income	263	121		384	261	29		290	1%	32%
Provision for taxes on income	89	46		135	98	11		109	(9)%	23%
Income from continuing operations	174	75		249	163	18		181	7%	37%
Income (loss) from discontinued operations	581	—		581	(36)	3		(33)	N/M	N/M
Net income	755	75		830	127	21		148	N/M	N/M
Less: NCI net income - continuing	(21)	—		(21)	(5)	—		(5)	N/M	N/M
Less: NCI net loss - discontinued	1	—		1	1	—		1	(15)%	(15)%
Net income - continuing	153	75		228	158	18		176	(3)%	29%
Net income (loss) - discontinued	582	—		582	(35)	3		(32)	N/M	N/M
Net income attributable to MHP	$735	$75		$810	$123	$21		$144	N/M	N/M

Diluted EPS - continuing	$0.54	$0.26		$0.80	$0.56	$0.06		$0.62	(4)%	29%
Diluted EPS - total	$2.59	$0.26		$2.85	$0.43	$0.08		$0.51	N/M	N/M

N/M - not meaningful

(a)	Includes costs necessary to enable the separation of MHE, which primarily includes professional fees and other non-recurring costs, of $44 million and approximately half of those costs are non-cash charges. Also includes pre-tax legal settlements of approximately $77 million.

(b)	Includes Growth and Value Plan related costs necessary to enable the separation of MHE and reduce our cost structure, which primarily includes professional fees and a charge related to a reduction in our lease commitments.

Exhibit 6

McGraw Hill Financial

Revenue Information

Three months ended March 31, 2013 and 2012

(dollars in millions)

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2013	2012	% Change	2013	2012	% Change

S&P Ratings (a)	$297	$272	9%	$264	$194	36%
S&P Capital IQ (b)	260	248	5%	28	26	5%
S&P Dow Jones Indices (c)	25	18	37%	90	61	48%
Commodities Markets(d)	125	113	11%	5	5	(4)%
Commercial Markets (e)	38	38	—%	68	77	(11)%
Intersegment elimination	(19)	(17)	11%	—	—
Total	$726	$672	8%	$455	$363	25%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $18 million and $17 million for the three months ended March 31, 2013 and 2012, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ platform, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue is related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue is related to Platts real-time news, market data and price assessments, along with other print and digital information products, while non-subscription revenue is related to consulting engagements and events.

(e)	Subscription revenue is related to print and digital information products primarily serving the automotive, construction, aerospace and defense markets, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

 Domestic vs. International Revenue

(unaudited)	Domestic			International
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$313	$248	27%	$248	$218	14%
S&P Capital IQ	190	186	2%	98	88	12%
S&P Dow Jones Indices	88	59	49%	27	20	33%
Commodities Markets	78	71	9%	52	47	11%
Commercial Markets	102	110	(7)%	4	5	(22)%
Intersegment elimination	(10)	(10)	(1)%	(9)	(7)	27%
Total	$761	$664	15%	$420	$371	13%

Exhibit 7

McGraw Hill Financial

Non-GAAP Financial Information

Three months ended March 31, 2013 and 2012

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	2013	2012
Cash (used for) provided by operating activities	$(47)	$26
Capital expenditures	(22)	(10)
Dividends and other payments paid to noncontrolling interests	(17)	—
Free cash flow	$(86)	$16

Adjusted S&P Capital IQ Revenue

(unaudited)	2013	2012	% Change
S&P Capital IQ	$288	$274	5%
Acquisitions (QuantHouse and CMA)	(8)	—
Divestitures	(2)	(5)
Adjusted S&P Capital IQ	$278	$269	3%

Adjusted S&P Dow Jones Indices Revenue

(unaudited)	2013	2012	% Change
S&P Dow Jones Indices	$115	$79	45%
Dow Jones Indices	(29)	—
Adjusted S&P Dow Jones Indices	$86	$79	9%

Adjusted S&P Dow Jones Indices Net Operating Profit

(unaudited)	2013	2012	% Change
Operating profit	$67	$45	47%
Income attributable to NCI	18	—
Net operating profit	$49	$45	7%

Exhibit 8

McGraw Hill Financial

Recasted Financial Information for Continuing Operations

(dollars in millions)

(unaudited)	2012
	Q1		Q2		Q3		Q4
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted

Segment operating profit	$357	$357	$379	$394	$370	$402	$412	$434
Unallocated expense	75	46	71	47	95	47	65	63
Operating profit	282	311	308	347	275	355	347	371
Interest expense, net	21	21	21	21	21	21	18	18
Income before taxes on income	261	290	287	326	254	334	329	353
Provision for taxes on income	98	108	107	122	82	111	118	126
Income from continuing operations [1]	163	182	180	204	172	223	211	227
Income (loss) from discontinued operations [1]	(36)	(33)	40	43	165	180	(404)	11
Net income (loss) [1]	$128	$148	$220	$247	$337	$402	$(193)	$238

Net income attributable to MHP: [1]
Income from continuing operations	$158	$176	$176	$200	$151	$201	$190	$205
Income (loss) from discontinued operations	(35)	(32)	39	43	162	177	(406)	9
Net income (loss)	$123	$144	$216	$243	$314	$378	$(216)	$214

Basic earnings per share: [1]
Continuing operations	$0.57	$0.64	$0.63	$0.72	$0.54	$0.72	$0.68	$0.74
Discontinued operations	(0.13)	(0.12)	0.14	0.15	0.58	0.64	(1.46)	0.03
Net income (loss)	$0.44	$0.52	$0.77	$0.87	$1.12	$1.36	$(0.78)	$0.77

Diluted earnings per share: [1]
Continuing operations	$0.56	$0.62	$0.62	$0.70	$0.53	$0.71	$0.67	$0.72
Discontinued operations	(0.13)	(0.11)	0.14	0.15	0.57	0.62	(1.43)	0.03
Net income (loss)	$0.43	$0.51	$0.76	$0.85	$1.10	$1.33	$(0.76)	$0.75

Note - Totals presented may not sum due to rounding.

[1]	Information previously disclosed in Exhibit 13 to our earnings release for the year ended December 31, 2012.